H. F. Ahmanson & Company and Subsidiaries
Statement of Computation of Earnings Per Share
Exhibit 11




     Common stock equivalents identified by the Company in determining its earnings per common share are stock options, restricted stock awards, stock appreciation rights and the 6% Cumulative Convertible Preferred Stock, Series D which is convertible into Common Stock at $24.335 per share of Common Stock. The following is a summary of the calculation of earnings per common share:




		                                                        						Three Months Ended March 31,
		                                                        						----------------------------
                                                         							   1994             1993
                                                         							-----------      -----------
				                                                        				  (dollars in thousands,
				                                                        				  except per share data)
Primary earnings per common share:

  Net earnings                                                  $    55,355      $    32,856
  Less accumulated dividends on preferred stock                     (12,607)          (6,202)
		                                                        						-----------      -----------
      Net earnings attributable to common shares                $    42,748      $    26,654
			                                                        					===========      ===========
  Weighted average number of common shares
    outstanding                                                 116,902,483      116,724,486
  Dilutive effect of outstanding common stock
    equivalents                                                     259,821          581,810
			                                                        					-----------      -----------
  Weighted average number of common shares as
    adjusted for calculation of primary
    earnings per share                                          117,162,304      117,306,296
	                                                        							===========      ===========
      Primary earnings per common share                         $      0.36      $      0.23
					                                                        			===========      ===========


Fully diluted earnings per common share:

  Net earnings                                                  $    55,355      $    32,856
  Less accumulated dividends on preferred stock                      (8,295)          (6,202)
                                                        								-----------      -----------
      Net earnings attributable to common shares                $    47,060      $    26,654
			                                                        					===========      ===========
  Weighted average number of common shares
    outstanding                                                 116,902,483      116,724,486
  Dilutive effect of outstanding common stock
    equivalents                                                  12,074,059          581,810
		                                                        						-----------      -----------
  Weighted average number of common shares as
    adjusted for calculation of fully diluted
    earnings per share                                          128,976,542      117,306,296
			                                                        					===========      ===========
      Fully diluted earnings per common share                   $      0.36      $      0.23
                                                        								===========      ===========
                                         24